NEWS


FOR IMMEDIATE RELEASE

Contact:    Russell H. Plumb
            Chief Financial Officer
            (404) 296-5595

              SEROLOGICALS AUTHORIZES SHARE REPURCHASE PLAN

ATLANTA (April 22, 1999) - Serologicals Corporation (Nasdaq/NM: SERO) today announced that its Board of Directors has authorized the investment of up to $20 million to repurchase shares of the Company's common stock. The timing and size of purchases are subject to market conditions, prevailing stock prices and Serologicals' capital resources. As of April 21, 1999 the Company had approximately 24.9 million shares of common shares outstanding.

     Harold J. Tenoso, Ph.D., President and Chief Executive Officer, remarked, "We believe that our stock is undervalued and that the purchase of our shares at the prevailing market prices affords Serologicals a highly attractive investment opportunity. We are fortunate that the Company's strong financial position and cash flow allow us to implement this program for our shareholders. To ensure that we have the financial resources necessary to take advantage of future opportunities, we are in negotiations with a bank and intend to increase our revolving credit facility up to $75 million. We have no outstanding borrowings at this time within our current $35 million credit facility."

     Serologicals Corporation, headquartered in Atlanta, is a leading worldwide provider of biological materials and services to major healthcare companies. The Company provides value-added antibody-based products that are used as the active ingredients in therapeutic products for the treatment and management of diseases such as Rh incompatibility in newborns, rabies and hepatitis and in diagnostic products such as blood typing reagents and diagnostic test kits. Additionally, the Company, through its protein fractionation facility, provides a variety of proteins used in diagnostic reagents and tissue culture media components for use as additives in biotech products.

This release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company's intent to repurchase shares of its common stock and increase its revolving line of credit. These forward-looking statements are subject to certain risks, uncertainties and other factors, including changes in the market for the Company's common stock, the existence of alternative investment opportunities, the stability of the Company's cash flow and the ability to attract additional borrowing capacity at expected levels with appropriate terms and conditions, which could cause actual events to differ materially. Additional information on factors that could potentially affect the Company or its financial results may be found in the Company's filings with the Securities and Exchange Commission.

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